Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.) on Form S-8, of our report dated March 8, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.) as of December 31, 2020 and for the year then ended appearing in the Annual Report on Form 10-K/A of WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.) We were dismissed as auditors of Silver Spike Acquisition Corp. on June 16, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp
New York, NY
August 25, 2021